[FORM OF LIBOR NOTE]

    UNLESS THIS NOTE IS PRESENTED BY AN UNAUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, 55 WATER STREET, NEW YORK, NEW YORK (THE "DEPOSITARY"), FOR RFGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICA TE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE HOLDER HEREOF, CEDE & CO , HAS AN INTEREST HEREIN.

    UNLESS AND UNTIL IT ISEXCHANGED IN WHOLE OR IN PART FOR NOTES IN
DFFINITIVE FORM, THIS NOTE MAY NOTBE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THEDEPOSITARY OR BY NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Registered                                            CUSIP
Number R

                  CHRYSLER FINANCIAL COMPANY L.L.C.
               FLOATING RATE NOTES DUE _____________ __, ____

     Chrysler Financial Company L.L.C., a limited liability company duly organized and existing under the laws of the State of Michigan (herein referred to as the "Company"'), for value received, hereby promises to pay CEDE & CO., c/o The Depository Trust Company, 55 Water Street, New York, New York 10041, or registered assigns, the principal sum shown from time to time on the records of the Company as represented by this certificate, limited in principal amount to _________________________ DOLLARS ($___________), and to pay
interest thereon, as provided below.

     This Global Security is one of a duly authorized issue of debentures, notes, bonds and other evidences of indebtedness of the Company (herein called the "De bt Securities") of the series herein specified, all issued or to be issued under an indenture dated as of February 15, 1998, as supplemented by a first supplemental indenture dated as of March 1, 1988, a second supplemental indenture dated as of September 7, 1990 and a third supplemental indenture dated as of May 4, 1992, each between Chrysler Financial Corporation ("CFC") and Manufacturers Hanover Trust Company, which has been succeeded by United States Trust Company of New York as successor trustee (the " Trustee", which term includes any successor Trustee under such indenture), and a fourth supplemental indenture dated as of October __, 1998, between the Company (as successor to CFC) and the Trustee (such indenture as so supplemented and as the same may be amended or supplemented or restated from time to time, the "Indenture") to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), and may otherwise vary as provided in the Indenture. This Global Security is one of the outstanding notes of a series designated as the Floating Rate Notes due ___________________, ____ of the Company, limited in aggregate principal amount to $_______________ (herein called the "Notes").

     All terms used but not defined in this Global Security that are defined in the Indenture shall have the meanings assigned to them therein.

     Maturity. The Notes shall mature on _________________. The Notes shall not be redeemable at the option of the Company prior to Maturity and do not provide for any sinking fund.

     Payment of Principal and Interest. Interest on this Note will be payable in arrears on the _____ day of ______________, ______________, ______________,
and ______________ (each an "Interest Payment Date"), commencing ____________, ____ at the rate per annum (the "Applicable Rate" for each Interest Period
(as hereinafter defined) equal to Three-Month LIBOR (computed as described below) plus _____ basis points (_____%), until the principal balance hereof is paid in full; provided, however, that from the date of the issuance of the Notes to the initial Interest Payment Date the Applicable Rate will be _____%. Interest payable on each Interest Payment Date will include interest accrued from and including the first day of the Interest Period relating to such Interest Payment Date to and including the last day of such Interest Period. The interest so payable, and punctually paid or duly provided for on any Interest Payment Date prior to maturity will be paid to the person in whose name this Note (or any Predecessor Security) i s registered at the close of business on the regular record date for such interest, which shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date. The interest payment at maturity will include interest accrued to but excluding the date of maturity and will be payable to the person to whom principal is payable. If any Interest Payment Date for any Note would otherwise be a day that is not a Business Day, the Interest Payment Date shall be postponed to be the next day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. The rate of interest on each Note will be reset quarterly each an "Interest Reset
Date"), on the _____day of each ______________, ______________,
______________ and ______________. If the Interest Reset Date for any Note would otherwise be a day that is not a Business Day, the Interest Reset Date for such Note shall be postpon ed to the next succeeding day that is a Business Day, except if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

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
     "Interest Period" shall mean the period beginning on and including ____________, _____ and ending on and including ____________, _____
and thereafter, each successive period beginning, on and including the day after the last day of the preceding Interest Period and ending on and including the day preceding the ne xt succeeding Interest Payment Date.

     "Three-Month LIBOR" means that rate determined by Morgan Guaranty Trust Company of New York (the "Calculation Agent") in accordance with the following provisions:

          (i) With respect to any Interest Rate Determination Date (as hereinafter defined), Three-Month LIBOR will be determined by the Calculation Agent on the basis of the rate for deposits in U.S. dollars for the period of three months commencing on the second London Banking Day (as hereinafter defined) immediately following such Interest Rate Determination Date which appears on the Telerate Screen Page 3750 (as hereinafter defined) as of 11:00 A.M., London time, on the Interest Rate Determination Date. If no rate appears, Three-Month LIBOR for such Interest Rate Determi n ation Date will be determined as described in
     (ii) below. As used herein, "Telerate Screen Page 3750" means the display designated as Page "3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service) for the purpose of displaying London interbank offered rates of major banks.

          (ii) With respect to an Interest Rate Determination Date on which no rate appears, the Calculation Agent will request that the principal London offices of four major reference banks in the London i nterbank market selected by the Calculation Agent (the "LIBOR Reference Banks") provide the Calculation Agent with their offered quotations for deposits in U.S. dollars for the period of three months, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Rate Determination Date and in a principal amount equal to an amount of not less than U.S.$1 million that is representative for a single transaction in such market at such time.
     If at least two such quotations are provided, Three-Month LIBOR for such Interest Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, Three-Month LIBOR for such Interest Rate Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Rate Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks, for a period of three months and in a principal amount equal to an amount of not less than U.S.$1 million that is representative for a single transaction in such mark et at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, Three-Month LIBOR will be Three-Month LIBOR in effect on such Interest Rate Determination Date.

     "Interest Rate Determination Date" with respect to an Interest Reset Date for the Notes will be the second London Banking Day preceding such Interest Reset Date.

     "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

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
     Interest on the Notes will be computed and paid on the basis of a year of 360 days and the actual number of days elapsed in each period for which interest is payable.

     The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

     All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of it percentag e point, with five one-millionths of a percentage point, rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

     Funds for the payment of the principal of (and premium, if any) and interest on this Note due on any Interest Payment Date or at maturity will be made available on such date to The Chase Manhattan Bank as issuing and paying agent for the Notes (the "Paying Agent", which term includes any successor Paying Agent with respect to the Notes). The Paying Agent will thereupon pay such funds to the Depositary or its nominee in accordance with any applicable provisions of such written agreement among the Company, the Paying Agent, as issuing agent and paying agent, and the Depositary (or its nominee) as may be in effect from time to time. Payment of the principal of and interest on this Note shall be made only in U.S. dollars.

     "Business Day" means any day, other than a Saturday or Sunday, that is
(i)not a day on which banking institutions in The City of New York are not authorized or obligated by law to close and (ii)a London Banking Day.

     Other Provisions . The Notes will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company.

     If an Event of Default with respect to the Notes shall occur and be continuing, the principal amount of and all accrued but unpaid interest on all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debt Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66-2/3% in aggregate principal amount of the Debt Securities at the time Outstanding of each Series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the Holders or all the Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of a Note shall be conclusive and binding upon such Holder and up on all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof whether or not notation of such consent or waiver is made upon such Note.

     The principal and interest payable on this Note will be made by wire transfer of immediately available funds to the Holder hereof in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

     Holders of Notes may n ot enforce their rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision hereof or of the Indenture shall alter or impair the obligation of the Company, which is absolute an d unconditional, to pay the principal hereof and interest hereon at the times, place and rates, and in the coin and currency, herein prescribed.

     The Notes are issuable only in registered form without coupons in denominations of $1,000 and any, integral multiple thereof.

     Prior to due presentment of this Global Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Security is registered as the Owner hereof and of the Notes represented hereby for all purposes, whether or not such Notes be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     IN WITNESS WHEREOF, the Company has caused this Global Security to be signed, by manual or facsimile signature, by its Chairman of the Board, its President or one of its Executive Presidents or Vice Presidents and by its Treasurer or one of its Assistant Treasurers or its Secretary or one of its Assistant Secretaries, an d has caused its corporate seal to be affixed hereto or imprinted hereon.

DATED:

                                CHRYSLER FINANCIAL COMPANY L.L.C.

[SEAL]                          By
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                                Title:

                                By
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                                Title:

                  {TRUSTEE' S CERTIFICATE OF AUTHENTICATION

    This is one of the Notes issued under the within-mentioned Indenture.

                                THE CHASE MANHATTAN BANK
                                   Authenticating Agent for the Trustee

                                By
                                  -------------------------------------
                                        Authorized Officer

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